Exhibit 16.1

October 17, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have been furnished with a copy of Community Savings Bancorp, Inc.'s response to item 4.01 of its Form 8-K, to be filed October 17, 2018, for the events that occurred on October 15, 2018.  We agree with such statements made in response to that item, except that we are not in a position to agree or disagree with any of Community Savings Bancorp, Inc.'s statements made under item 4.01(b).

/s/ Suttle & Stalnaker, PLLC